Media Contact:	Investor Contact:
Ron Braswell	Jennifer Chelune
Director, Global Marketing Enterprise Solutions and Sales	Investor Relations Manager
ProQuest Business Solutions	ProQuest Company
Phone 330.659.2792	Phone 734.997.4910
Cell 937.681.3090	jennifer.chelune@proquest.com
ron.braswell@pbs.proquest.com

ProQuest Business Solutions Enters Agreement to Acquire

Dealer Computer Services, Inc. Electronic Parts Catalog (CPD) Business

Richfield, OH, August 14, 2006 – ProQuest Business Solutions Inc., a subsidiary of ProQuest Company (NYSE:PQE), has entered into a definitive agreement to acquire the CPD electronic parts catalog business of Dealer Computer Services, Inc. (DCS). This acquisition is expected to close shortly after receiving regulatory and other approvals.

Once regulatory approval is received, ProQuest Business Solutions will update the CPD product used by Ford and Lincoln-Mercury dealers with the latest vehicle and parts information and all licensed CPD dealers will be contacted directly by representatives of ProQuest Business Solutions.

“We are extremely pleased to be able to provide Ford and Lincoln-Mercury dealers with data updates for their Ford CPD electronic parts catalog. We intend to regularly update and fully support the CPD product with the same rigor and world-class service our customers have come to expect from us,” said Andy Wyszkowski, president of ProQuest Business Solutions. The acquisition will immediately transfer over 2,000 Ford and Lincoln-Mercury CPD customers to ProQuest Business Solutions.

ProQuest Business Solutions is the original developer and a global leader of electronic parts catalogs, which are used by over 33,000 dealerships worldwide. ProQuest products transform complex technical data, like parts catalogs and service manuals, into easily accessed electronic information for the world’s automotive manufacturers and their dealer networks. ProQuest also provides business-to-business information and retail performance measurement services. For more information on ProQuest Business Solutions, call 888.543.0894 or visit proquestautomotive.com.

About ProQuest Company

ProQuest Company (PQE: NYSE) is based in Ann Arbor, Michigan, and is a publisher of information and education solutions. We provide products and services to our customers through three business segments: Education, Information and Learning and Business Solutions. Our Education segment is a leading provider of K-12 curriculum products, in-school core reading programs, reading and math intervention programs, and professional development programs for school districts throughout the United States. Through our Information and Learning segment, which primarily serves the education market, we collect, organize and publish content from a wide range of sources including newspapers, periodicals and books. Our Business Solutions segment is primarily engaged in the delivery

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ProQuest Enters Agreement to Acquire Dealer Computer Services, Inc. Electronic Parts Catalog (CPD) Business

in electronic form of comprehensive parts and service information to the automotive market. Its products transform complex technical data, like parts catalogs and service manuals, into easily accessed electronic information. For the world's automotive manufacturers and their dealer networks, ProQuest also secures business-to-business information and retail performance management services.

About DCS

Dealer Computer Services, (DCS) Inc., based in Houston, Texas, supplies comprehensive software solutions specifically designed to meet the needs of automobile dealerships. DCS has built a reputation as being the industry leader in innovation. DCS offers the most integrated suite of PC-based software applications available for dealerships today.

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